CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in thisAmendment No. 3 to the  Registration Statement on Form S-1 orignally filed on January 4, 2016 of our report dated June 9, 2016 relating to the financial statements of Trupal Media, Inc., as of March 31, 2016  and 2015 and to all references to our firm included in thisAmendment No. 3 to the  Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
June 13, 2016